Exhibit 10.3

TOWER BANCORP, INC.

GRAYSTONE TOWER BANK

2009 DIRECTOR FEES1

(Effective April 1, 2009)

Annual Retainers:	Board members must attend in person or by phone 75% of meetings (Board and Committee meetings combined) to be paid retainer. Fees are paid quarterly.

Chairman	$22,000
Audit Committee Chair	$15,000
All Other Outside Directors	$12,000

Board Meeting Fees:	Per regular Board meeting attended; no fee for Committee meetings.

Holding Company	$600
Bank	$600

[1]	Outside Directors Only